UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 30, 2018

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00663	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2018, Ares Capital Corporation (the “Registrant”) amended and restated its senior secured credit facility, among the Registrant, the lenders party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent (as amended and restated, the “A&R Credit Facility”).  The A&R Credit Facility, among other things, (a) extends the expiration of the revolving period for $1.6 billion of commitments of the lenders electing to extend their commitments from January 4, 2021 to March 30, 2022, during which period the Registrant, subject to certain conditions, may make borrowings under the facility, and (b) extends the stated maturity date for $1.6 billion of commitments of the lenders electing to extend their revolving commitments from January 4, 2022 to March 30, 2023.  With respect to lenders who elected not to extend their commitments, $45 million of commitments have a revolving period expiration of May 4, 2019 and a stated maturity date of May 4, 2020 and $50 million of commitments have a revolving period expiration of January 4, 2021 and a stated maturity date of January 4, 2022.  This amendment primarily focuses on the extension of the maturity of the A&R Credit Facility and does not amend any of the covenants described below.

The total size of the A&R Credit Facility was increased by $25 million to $2.1 billion following the amendment and restatement thereof, composed of a revolving loan tranche equal to $1.7 billion and a term loan tranche in an amount equal to $413.75 million.  The A&R Credit Facility includes an “accordion” feature that allows the Registrant, under certain circumstances, to increase the size of the facility by an amount up to $1.0 billion.

The A&R Credit Facility continues to be secured by a material portion of the Registrant’s assets (excluding, among other things, investments held in and by certain subsidiaries of the Registrant or investments in certain portfolio companies of the Registrant) and guaranteed by certain subsidiaries of the Registrant.

Under the A&R Credit Facility, the Registrant has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities, including, without limitation, covenants related to: (a) limitations on the incurrence of additional indebtedness and liens, (b) limitations on certain investments, (c) limitations on certain asset transfers and restricted payments, (d) maintaining a certain minimum stockholders’ equity, (e) maintaining a ratio of total assets (less total liabilities) to total indebtedness, of the Registrant and its subsidiaries (subject to certain exceptions), of not less than 2.0:1.0, and (f) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Registrant and certain of its subsidiaries. The A&R Credit Facility also continues to include usual and customary events of default for senior secured credit facilities of this nature.

In addition to the asset coverage ratio described above, borrowings under the A&R Credit Facility (and the incurrence of certain other permitted debt) will continue to be subject to compliance with a borrowing base that will apply different advance rates to different types of assets in the Registrant’s portfolio.

Borrowings under the A&R Credit Facility will also continue to be subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the A&R Credit Facility and is qualified in its entirety by reference to a copy of the A&R Credit Facility, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description

10.1

Eighth Amended and Restated Senior Secured Credit Agreement, dated as of March 30, 2018, among Ares Capital Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: April 4, 2018
	By:	/s/ Penni F. Roll
	Name:	Penni F. Roll
	Title:	Chief Financial Officer